Exhibit 10.2

FORM

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Notice of Grant of Restricted Stock Units (the “Grant Notice”) attached hereto and incorporated by reference herein, the “Restricted Stock Unit Agreement”) is made and entered into as of the grant date set forth on the Grant Notice (the “Date of Grant”), by and between Health Net, Inc., a Delaware corporation (the “Company”), and the recipient identified on the Grant Notice, an employee of the Company or a subsidiary of the Company (the “Recipient”).

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has approved the grant (the “Grant”) of Restricted Stock Units, as hereinafter defined, to the Recipient as set forth below under the Company’s [NAME OF PLAN], as amended from time to time (the “Plan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Grant of Restricted Stock Units. The Company hereby grants to the Recipient the number of restricted stock units set forth on the Grant Notice (the “Restricted Stock Units”), each of which represent to rights to receive, upon vesting, a share of the Common Stock, par value $.001 per share (the “Common Stock”) of the Company, subject to all of the terms and conditions of this Restricted Stock Unit Agreement.

2. Lapse of Restrictions. Except as otherwise provided in Section 3 of this Restricted Stock Unit Agreement, the Restricted Stock Units shall vest in cumulative installments beginning on the [            ] anniversary of the Grant Date to the extent of [        ] % of the Restricted Stock Units, [and on each subsequent anniversary of the Grant Date to the extent of an additional [        ] % of the Restricted Stock Units,] until the Grant has fully vested with respect to all of the Restricted Stock Units (the “Vesting Dates”). Upon each Vesting Date, the Recipient shall pay to the Company the par value for each share of Common Stock delivered pursuant to this Grant in such consideration as determined by the Committee in its sole discretion. Shares that have become vested may be evidenced by stock certificates, at the request of the Recipient, which certificates shall be registered in the name of the Recipient and delivered to Recipient within ten (10) days of such request.

3. Termination of Employment.

(a) Except as otherwise set forth in Section 10, if prior to a Vesting Date, the Recipient’s employment with the Company is terminated by either the Recipient or the Company for any reason (a “Termination Event”), then all of the unvested Restricted Stock Units shall be immediately forfeited at such time.

(b) If the Recipient violates the terms of Section 4 of this Agreement (a “Breach Event”), in addition to being subject to all remedies in law or equity that the Company may assert, then at any time thereafter the Company, in its sole and absolute discretion, may, with respect to any Common Stock attributable to a Restricted Stock Unit that has vested within six (6) months of the Recipient’s termination of employment: (i) to the extent that the Common Stock is beneficially owned by the Recipient, reacquire from the Recipient, in return for an amount equal to the par value of the Common Stock which was paid by the Recipient to the Company as described in Section 2 above, any or all of the shares of such Common Stock; and (ii) to the extent that the Common Stock has been sold, assigned or otherwise transferred by the Recipient, recover from the Recipient an amount equal to the Gain Realized (as defined in Section 4 below) from such sale, assignment or transfer.

(c) Upon the occurrence of a Breach Event, the Company may elect to purchase all or any portion of the Common Stock pursuant to this Section 3 by delivery of written notice (the “Repurchase Notice”) to the Recipient within ninety (90) days after the occurrence of such Breach Event.

4. Employment/Association with Company Competitor. The Recipient hereby agrees that, during (i) the six-month period following a termination of the Recipient’s employment with an Employer that entitles the Recipient to receive severance benefits under an agreement with or the policy of the Company or (ii) the twelve-month period following a termination of the Recipient’s employment with an Employer that does not entitle the Recipient to receive such severance benefits (the period referred to in either clause (i) or (ii), the “Noncompetition Period”), the Recipient shall not undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon the Recipient to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any Subsidiary to which the Recipient had access during the Recipient’s employment with the Employer. In addition, the Recipient agrees that, during the Noncompetition Period applicable to the Recipient following termination of employment with the Employer, the Recipient shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person, who is or was an employee of the Company or any of its Subsidiaries during the 12 month period prior to the date of such termination of employment, to discontinue his or her relationship with the Company or any of its Subsidiaries or to accept employment by, or enter into a business relationship with, the Recipient or any other entity or person. In the event that the Recipient breaches the covenants set forth in this first paragraph of Section 4, it shall be considered a Breach Event under Section 3 above.

For purposes of this Section 4: “Gain Realized” shall equal the difference between (x) the par value paid by the Recipient for the Common Stock issued in respect of the Restricted Stock Units and (y) the greater of the Fair Market Value (as defined in the Plan) of the Common Stock issued in respect of the Restricted Stock Units (I) on the date of transfer of such Common Stock or (II) on the date such competitive activity with a Competitor was commenced by the Recipient; and “Competitor” shall refer to any health maintenance organization or insurance company that provides managed health care or related services similar to those provided by the Company or any Subsidiary.

It is hereby further agreed that if any court of competent jurisdiction shall determine that the restrictions imposed in this Section 4 are unreasonable (including, but not limited to, the definition of Competitor or the time period during which this provision is applicable), the parties hereto hereby agree to any restrictions that such court would find to be reasonable under the circumstances.

The Recipient acknowledges that the services to be rendered by the Recipient to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a material breach or threatened breach by the Recipient of any of the provisions contained in this Section 4 will cause the Company irreparable injury. Recipient therefore agrees that the Company may be entitled, in addition to the remedies set forth above in this Section 4 and any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Recipient from any such violations or threatened violations.

5. No Rights as a Stockholder. The Recipient shall not be entitled to dividends, if any, that are paid with respect to the shares of Common Stock unless and until the Restricted Stock Units have vested. Recipient shall also not have the right to vote any shares subject to the Restricted Stock Units unless and until the Restricted Stock Units shall have vested.

6. Notices. Any notice or communication given hereunder shall be in writing and shall be given electronically (e.g., email), or by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of an email or a fax to the following addresses:

To the Recipient at:	Address on record at Health Net, Inc. as of the date any notice is to be delivered.

To the Company at:	Health Net, Inc.
21650 Oxnard Street
Woodland Hills, California 91367
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Securities Laws Requirements. The Company shall not be obligated to transfer any shares of Common Stock from the Recipient to another party, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended from time to time (the “Securities Act”) (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, the Company may require as a condition of transfer of any shares to the Recipient that the Recipient furnish a written representation that he or she is holding the shares for investment and not with a view to resale or distribution to the public. The Company either has or will file an appropriate Registration Statement on Form S-8 (or other applicable form), and has taken or will take such actions as necessary to keep the information therein current from time to time, in order to register the Common Stock under the Securities Act and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and to maintain the effectiveness of such registration.

8. Protections Against Violations of Restricted Stock Unit Agreement. This Restricted Stock Unit Agreement is not transferable, other than by will or pursuant to the laws of descent and distribution.

9. Taxes. The Recipient understands that he or she (and not the Company) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this Restricted Stock Unit Agreement and shall pay to the Company the amount determined by the Company to be such tax obligation at the time such tax obligation arises. Such tax obligation shall be satisfied through the withholding of shares by the Company or such other manner as determined by the Company in its sole discretion. If the Recipient fails to make such payment, the number of shares necessary to satisfy the tax obligations shall be forfeited.

10. Change of Control. Notwithstanding the provisions of Section 3 hereof, in the event that (i) there shall occur a Change in Control (as defined in the Plan) and (ii) the employment of the Recipient shall be terminated within the two-year period following the Change in Control but prior to the Vesting Date either (A) by the Company without Cause or (B) under circumstances which entitle the Recipient to Change in Control severance benefits under an effective employment agreement between the Recipient and the Company or under the Company’s Safety Net Security Program, each Restricted Stock Unit shall become fully vested upon such termination and the date of such vesting shall be deemed to be the Vesting Date hereunder. For purposes of this Section 10, “Cause” shall have the meaning set forth in the Plan.

11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Stock Unit Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Governing Law. This Restricted Stock Unit Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

13. Amendments. This Restricted Stock Unit Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto, and approved by the Committee. The Board may terminate or amend the Plan at any time; provided, however, that the termination or any modification or amendment of the Plan shall not, without the consent of the Recipient, impair the rights of the Recipient under this Restricted Stock Unit Agreement.

14. Survival of Terms. This Restricted Stock Unit Agreement shall apply to and bind the Recipient and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

15. Agreement Not a Contract for Services; Rights to Terminate Employment. Neither the grant of the Restricted Stock Units, this Restricted Stock Unit Agreement nor any other action taken pursuant to this Restricted Stock Unit Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company and/or the Employer for any period of time or at any specific rate of compensation. Nothing in the Plan or in this Restricted Stock Unit Agreement shall confer upon the Recipient the right to continue in the employment of an Employer or affect any right which an Employer may have to terminate the employment of the Recipient. The Recipient specifically acknowledges that the Employer intends to review the Recipient’s performance from time to time, and that the Company and/or the Employer has the right to terminate the Recipient’s employment at any time, including a time in close proximity to any Vesting Date, for any reason, with or without cause. The Recipient acknowledges that upon his or her termination of employment with an Employer for any reason (other than as set forth in Section 10), then all Restricted Stock Units not yet vested shall be immediately forfeited at such time.

16. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Restricted Stock Units. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Restricted Stock Units, the Plan or this Restricted Stock Unit Agreement shall be final, binding and conclusive.

17. Failure to Execute Agreement. This Restricted Stock Unit Agreement and the Restricted Stock Units granted hereunder is subject to the Recipient returning a counter-signed copy of this Restricted Stock Unit Agreement to the designated representative of the Company on or before 60 days after the date of its distribution to the Recipient. In the event that the Recipient fails to so return a counter-signed copy of this Agreement within such 60-day period, then this Restricted Stock Unit Agreement and the Restricted Stock Units granted hereunder shall automatically become null and void and shall have no further force or effect. Electronic acceptance of this Restricted Stock Unit Agreement shall constitute an execution of the Restricted Stock Unit Agreement by the Recipient and a return of the counter-signed copy to the Company.

18. Section 409A. For purposes of determining whether the Recipient has experienced a termination of employment under Section 10 hereof, the Recipient will not be treated as having terminated employment unless such termination constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h). If, as a result of Recipient’s “separation from service,” Recipient’s Restricted Stock Units vest pursuant to Section 10, the delivery of Common Stock in respect of such Restricted Stock Units shall be made on such date determined by the Company within five (5) days following Recipient’s “separation from service.” If the Recipient is a “specified employee” (as defined under the Health Net, Inc. Specified Employee Policy, or, in the absence of such policy, within the meaning of Section 409A) with respect to the Company at the time of a “separation from service” and the Recipient becomes vested in Restricted Stock Units as a consequence of such “separation from service,” and the delivery of Common Stock does not satisfy an exemption from Section 409A of the Code, including, without limitation, the exemptions under Treasury Regulation Section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii), then the delivery of Common Stock in respect of such Restricted Stock Units shall be delayed until the earliest date upon which such Common Stock may be delivered to Recipient without being subject to taxation under Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Unit Agreement on the day and year first above written.

Health Net, Inc.

Name:
Title:

RECIPIENT HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT HE/SHE IS AN EMPLOYEE AT WILL AND MAY BE TERMINATED BY THE EMPLOYER AT ANY TIME, WITH OR WITHOUT CAUSE.

Your acceptance of this Restricted Stock Unit Agreement indicates that you accept and agree to all the terms and provisions of the foregoing Restricted Stock Unit Agreement and the attached Grant Notice, and to all the terms and provisions of the Plan, incorporated by reference herein.

Notice of Grant of Restricted Stock Units

Health Net, Inc.

Plan Name:

Recipient Name:

Recipient ID:

Grant Date:

Grant Number:

Number of Restricted Stock Units Granted:

Vesting Template:

Vesting Schedule: